Exhibit 1.2

Execution Version

Whirlpool Corporation

Notes

Due Nine Months or More From the Date of Issue

TERMS AGREEMENT

June 2, 2011

Whirlpool Corporation

2000 North M-63

Benton Harbor, Michigan 49022-2692

Attention: Treasurer

Subject in all respects to the terms and conditions of the Selling Agency Agreement (the “Agreement”), dated June 2, 2011, between the Purchasers and Agents referenced therein and you, the undersigned agrees to purchase the following Notes of Whirlpool Corporation:

Aggregate Principal Amount:	$300,000,000

Notes Offered:	$300,000,000 4.850% Notes due 2021 (“2021 Notes”)

Interest Rate:	4.850% per annum

Date of Maturity:	June 15, 2021

Interest Payment Dates:	Semi-annually on June 15 and December 15 of each year, commencing December 15, 2011

Record Dates:	June 1 and December 1 of each year

Change of Control Offer:	Yes

Underwriting Discount:	0.650% of the principal amount

Price to Public:	99.967% of the principal amount

Time of Sale:	2:45 PM, New York City Time, June 2, 2011

Date and Time of Settlement:	June 7, 2011, 9:00 AM, New York City Time

Place for Delivery of Notes and Payment Therefor:	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606

Method of Payment:	Same-day funds via wire transfer

Modification, if any, in the requirements to deliver the documents specified in Sections 2(b) or 6(b) or other Sections of the Agreement:	None

BNP PARIBAS SECURITIES CORP.

By:	/s/ Jim Turner
Name:	Jim Turner
Title:	Managing Director; Head of Capital Markets

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian D. Bednarski
Name:	Brian D. Bednarski
Title:	Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Maria Sramek
Name:	Maria Sramek
Title:	Executive Director

RBS SECURITIES INC.

By:	/s/ John C. Bolger
Name:	John C. Bolger
Title:	Vice President

Terms Agreement Signature Page

Accepted:

WHIRLPOOL CORPORATION

By:	/s/ Margaret McLeod
Name:	Margaret McLeod
Title:	Vice President and Treasurer

Terms Agreement Signature Page